                                            EXECUTIVE OFFICE:
                                            One Sun Life Executive Park
                                            Wellesley Hills, Massachusetts 02481
                                            800-700-6554
 [LOGO] SUN LIFE ASSURANCE
        COMPANY OF CANADA (U.S.)            HOME OFFICE:
                                            Wilmington, Delaware

--------------------------------------------------------------------------------

LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

INSUREDS -
           --------------------------------
         -
           --------------------------------

POLICY NUMBER -
                -------------------

--------------------------------------------------------------------------------

This Policy is a legal contract in which We, Sun Life Assurance Company of Canada (U.S.), promise to provide the kind of insurance described below. Upon death of the last Insured to die prior to Maturity, We agree to pay the Beneficiary such amounts as then become due and payable. Until that time, We agree to provide You, as Owner, the other rights and benefits of the Policy. These rights and benefits are subject to the provisions on the pages which follow.

Signed at Wellesley Hills, Massachusetts, on the Issue Date.
                ---------------------
                ---------------------
                ---------------------
                ---------------------
                ---------------------
                                                      /s/ Ellen B. King

                C. James Prieur, President            Ellen B. King, Secretary

--------------------------------------------------------------------------------

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AS DESCRIBED IN SECTION 8.

THE ACCOUNT VALUE IN EACH SUB-ACCOUNT OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SUB-ACCOUNT OF THE VARIABLE ACCOUNT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS IN THE SUB-ACCOUNTS OF THE VARIABLE ACCOUNT.

UPON RECEIPT OF DUE PROOF THE POLICY PROCEEDS ARE PAYABLE AT THE DEATH OF THE LAST INSURED TO DIE PRIOR TO MATURITY AND WHILE THE POLICY IS IN FORCE. THE CASH SURRENDER VALUE, IF ANY, IS PAYABLE ON MATURITY.

THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.

FLEXIBLE PREMIUMS ARE PAYABLE WHILE EITHER INSURED IS ALIVE PRIOR TO MATURITY.

RIGHT TO RETURN POLICY.

PLEASE READ YOUR POLICY CAREFULLY. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN IT BY DELIVERING OR MAILING IT TO US AT ONE SUN LIFE EXECUTIVE PARK, WELLESLEY HILLS, MASSACHUSETTS 02481, OR TO THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THE POLICY, WITHIN 10 DAYS FROM THE DATE OF RECEIPT (THE "RIGHT TO RETURN POLICY PERIOD"). THE POLICY WILL THEN BE DEEMED VOID, AS THOUGH IT HAD NEVER BEEN APPLIED FOR. YOU WILL RECEIVE A REFUND EQUAL TO THE SUM OF (1) THE DIFFERENCE BETWEEN ANY PREMIUM PAYMENTS MADE, INCLUDING FEES AND CHARGES, AND THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT, (2) THE VALUE OF THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT ON THE DATE THE CANCELLATION REQUEST IS RECEIVED BY THE COMPANY OR THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THE POLICY, AND (3) ANY FEES OR CHARGES IMPOSED ON AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.


SVUL-2000                                               Page 1-AV10

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

1.   POLICY SPECIFICATIONS                                             Page 3

2.   TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
     RATES PER $1,000 OF NET AMOUNT AT RISK                            Page 4

3.   DEFINITIONS                                                       Page 5

4.   GENERAL PROVISIONS                                                Page 8

5.   RIGHTS OF OWNERS AND BENEFICIARIES                                Page 10

6.   THE VARIABLE ACCOUNT                                              Page 11

7.   PREMIUMS                                                          Page 13

8.   DEATH BENEFIT                                                     Page 14

9.   ACCOUNT VALUE                                                     Page 15

10.  POLICY BENEFITS                                                   Page 20

RIDERS AND ENDORSEMENTS

APPLICATION


SVUL-2000                                               Page 2

     -----------------------------------------------------------------------------------------------------

                            1. POLICY SPECIFICATIONS

     Insureds                                             John Doe
                                                          Jane Doe

     Policy Number                                        VL0000001
     Office                                               ABC Insurance Agency

     Issue Age, Sex, Class                                John Doe
                                                          35, Male, Non Tobacco Preferred
                                                          Jane Doe
                                                          35, Female, Non Tobacco Preferred

     Underwriting classification for
     additional charges                                   John Doe
                                                          Jane Doe
                                                          None

     Specified Face Amount                                $250,000
     Minimum Specified Face Amount                        $250,000

     Initial Premium (minimum amount required to          $ xxx
     begin coverage)
     Minimum Monthly Premium                              $ xxx
     Planned Periodic Premium                             $ xxx
     Billing Period                                       Annual

     Issue Date                                           January 1, 2000
     Policy Date                                          January 1, 2000
     Maturity                                             January 1, 2065
     Protected Period                                     60 months

     Currency                                             United States Dollars

     Owner                                                Jean D'Eau
     Beneficiary                                          As stated in the Application unless subsequently
                                                          changed

     Death Benefit Option                                 Option A: Specified Face Amount

     Variable Account
          Name                                                   Sun Life of Canada (U.S.) Variable Account I
          Securities & Exchange Commission Registration          Unit Investment Trust

     Allocation of Premiums during Right to Return Period        Fixed Account Value


NOTE: THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE TO MATURITY. THE PERIOD FOR WHICH THE POLICY WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT AND DEATH BENEFIT OPTION, SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL SURRENDERS AND FEES.


SVUL-2000                                               Page 3

-----------------------------------------------------------------------------------------------------

                            1. POLICY SPECIFICATIONS

Expense Charge Applied to Premium
     In Policy Year 1
         - percentage applied to the first $xx.xx of Premium          10.00%
         - percentage applied to the amount of each Premium in
           excess of $xx.xx                                            7.25%
     After Policy Year 1, percentage applied to Premium                7.25%
Monthly Face Amount Charge
     Policy Years 1-10                                                 $xxx

Mortality and Expense Risk Percentage                                  .80% (annual)
Daily Risk Charge                                                      .0021831% (daily)

Policy Loan Interest Rate (payable in arrears)                         4.00% annually during Policy
                                                                       Years 1-10

                                                                       3.00% annually in Policy Years
                                                                       11 and after

Interest Credited on Fixed Account                                     3.00% annually

-----------------------------------------------------------------------------------------------------
Supplemental Benefits and Changes







-----------------------------------------------------------------------------------------------------



SVUL-2000                                               Page 3a

     ---------------------------------------------------------------------------

                            1. POLICY SPECIFICATIONS

     Insureds                                               John Doe, Jane Doe

       SURRENDER CHARGE ON THE SPECIFIED FACE AMOUNT ON THE POLICY DATE

          ----------------------------------------------------------
                  POLICY YEAR                SURRENDER CHARGE
          ----------------------------------------------------------
                       1                           xxxx
                       2                           Xxxx
                       3                           Xxxx
                       4                           Xxxx
                       5                           Xxxx
                       6                           Xxxx
                       7                           Xxxx
                       8                           Xxxx
                       9                           Xxxx
                      10                           Xxxx
                      11                           Xxxx
                      12                           Xxxx
                      13                           Xxxx
                      14                           Xxxx
                      15                           Xxxx
                 16 and after                       0
          ----------------------------------------------------------

Surrender Charges apply upon the surrender of the Policy for its Cash Surrender Value. Partial Surrender Charges are deducted from the Account Value upon requested decreases in the Specified Face Amount. See Section 10.


SVUL-2000                                               Page 3b

----------------------------------------------------------------------------------------------------------------

                            1. POLICY SPECIFICATIONS

                       NET PREMIUM ALLOCATION PERCENTAGES

AIM VARIABLE INSURANCE FUNDS, INC.                            MFS/SUN LIFE SERIES TRUST
___% AIM V.I. Capital Appreciation Fund                       ___% MFS/Sun Life Capital Appreciation Series
___% AIM V.I. Growth Fund                                     ___% MFS/Sun Life Emerging Growth Series
___% AIM V.I. Growth and Income Fund                          ___% MFS/Sun Life Government Securities Series
___% AIM V.I. International Equity Fund                       ___% MFS/Sun Life High Yield Series
                                                              ___% MFS/Sun Life Massachusetts Investors
THE ALGER AMERICAN FUND                                               Growth Series Stocks
___% Alger American Growth Portfolio                          ___% MFS/Sun Life Massachusetts Investors
___% Alger American Income and Growth Portfolio                        Trust Series
___% Alger American Small Capitalization Portfolio            ___% MFS/Sun Life New Discovery Series
                                                              ___% MFS/Sun Life Total Return Series
GOLDMAN SACHS VARIABLE INSURANCE TRUST                        ___% MFS/Sun Life Utilities Series
___% Goldman Sachs V.I.T. CORE-SM- Large Cap
         Growth Fund                                          OCC ACCUMULATION TRUST
___% Goldman Sachs V.I.T. CORE-SM- Small Cap                  ___% OCC Accumulation Trust Equity Portfolio
         Equity Fund                                          ___% OCC Accumulation Trust Managed Portfolio
___% Goldman Sachs V.I.T. CORE-SM- U.S. Equity                ___% OCC Accumulation Trust Mid Cap Portfolio
         Fund                                                 ___% OCC Accumulation Trust Small Cap
___% Goldman Sachs V.I.T. Growth and Income                            Portfolio
         Fund
___% Goldman Sachs International Equity Fund                  SUN CAPITAL ADVISERS, INC (WELLINGTON
                                                              MANAGEMENT SUBADVISED FUNDS)
SUN CAPITAL ADVISERS, INC.                                    ___% Sun Capital Blue Chip Mid Cap Fund
___% Sun Capital Money Market Fund                            ___% Sun Capital Investors Foundation Fund
___% SunCapital Investment Grade Bond Fund                    ___% Sun Capital Select Equity Fund
___% Sun Capital Real Estate Fund
                                                              SUN LIFE OF CANADA (U.S.) FIXED ACCOUNT
                                                              GUARANTEE OPTION
                                                              ___% Fixed Account


SVUL-2000                                               Page 3c

--------------------------------------------------------------------------------

                            1. POLICY SPECIFICATIONS

                       TABLE OF DEATH BENEFIT PERCENTAGES

   --------------------------------------------------------------------------

          APPLICABLE                            APPLICABLE
       AGE    PERCENTAGE                     AGE    PERCENTAGE
        20        250%                        60        130%
        21        250%                        61        128%
        22        250%                        62        126%
        23        250%                        63        124%
        24        250%                        64        122%
        25        250%                        65        120%
        26        250%                        66        119%
        27        250%                        67        118%
        28        250%                        68        117%
        29        250%                        69        116%
        30        250%                        70        115%
        31        250%                        71        113%
        32        250%                        72        111%
        33        250%                        73        109%
        34        250%                        74        107%
        35        250%                        75        105%
        36        250%                        76        105%
        37        250%                        77        105%
        38        250%                        78        105%
        39        250%                        79        105%
        40        250%                        80        105%
        41        243%                        81        105%
        42        236%                        82        105%
        43        229%                        83        105%
        44        222%                        84        105%
        45        215%                        85        105%
        46        209%                        86        105%
        47        203%                        87        105%
        48        197%                        88        105%
        49        191%                        89        105%
        50        185%                        90        105%
        51        178%                        91        104%
        52        171%                        92        103%
        53        164%                        93        102%
        54        157%                        94        101%
        55        150%                        95        100%
        56        146%                        96        100%
        57        142%                        97        100%
        58        138%                        98        100%
        59        134%                        99        100%

   --------------------------------------------------------------------------
     DEATH BENEFIT PERCENTAGES ARE BASED ON THE AGE OF THE YOUNGER INSURED.


SVUL-2000                                               Page 3d

--------------------------------------------------------------------------------

            2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
                     RATES PER $1,000 OF NET AMOUNT AT RISK

     Policy           Monthly             Policy           Monthly
     Year             Rate                Year             Rate
     1                $   0.000000        34               $   0.000000
     2                                    35
     3                                    36
     4                                    37
     5                                    38
     6                                    39
     7                                    40
     8                                    41
     9                                    42
     10                                   43
     11                                   44
     12                                   45
     13                                   46
     14                                   47
     15                                   48
     16                                   49
     17                                   50
     18                                   51
     19                                   52
     20                                   53
     21                                   54
     22                                   55
     23                                   56
     24                                   57
     25                                   58
     26                                   59
     27                                   60
     28                                   61
     29                                   62
     30                                   63
     31                                   64
     32                                   65
     33

This Table of Guaranteed Maximum Monthly Cost of Insurance Rates reflects additional charges due to any underwriting classification shown in Section 1 of the Policy.


SVUL-2000                                               Page 4

--------------------------------------------------------------------------------

                                 3. DEFINITIONS

ACCOUNT VALUE: The sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy plus the amount of the Fixed Account Value.

ANNIVERSARY: The same day in each succeeding year as the day of the year corresponding to the Policy Date shown in Section 1.

APPLICATION: Your application for the Policy, a copy of which is attached hereto and incorporated herein.

ATTAINED AGE: An Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY: The person or entity entitled to receive the Policy Proceeds as they become due at death.

BUSINESS DAY: Any day that We are open for business.

CASH VALUE: The Account Value less any Surrender Charges.

CASH SURRENDER VALUE: The Cash Value decreased by the balance of any outstanding Policy Debt.

CLASS: The risk and underwriting classification of an Insured, as specified in
Section 1.

COMPANY: Sun Life Assurance Company of Canada (U.S.).

DAILY RISK CHARGE: The daily rate for deduction of the Mortality and Expense Risk Charge as specified in Section 1.

DUE PROOF: Such evidence as We may reasonably require in order to establish that Policy Proceeds or any other benefits are due and payable. Due Proof is required of the death of each Insured.

EFFECTIVE DATE OF COVERAGE: Initially, the Investment Start Date; with respect to any increase in the Specified Face Amount, the Anniversary that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Specified Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

EXPENSE CHARGE APPLIED TO PREMIUM: The expense charge applied to Premium specified in Section 1.

FIXED ACCOUNT VALUE: The portion of the Account Value funded by the assets of the General Account.

FUND: A mutual fund portfolio in which a Sub-Account invests.

GENERAL ACCOUNT: The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

INITIAL PREMIUM: The Premium amount specified as such in Section 1.

INSUREDS: The persons whose lives are insured under this Policy.

INVESTMENT START DATE: The date the first Premium is applied, which will be the later of the Issue Date, the Policy Date or the Valuation Date We receive a Premium equal to or in excess of the Initial Premium.

ISSUE AGE: For each Insured, the age as of the Insured's birthday nearest the Policy Date shown in Section 1.

ISSUE DATE: The date We produce the Policy from Our systems and specified as such in Section 1.


SVUL-2000                                               Page 5

--------------------------------------------------------------------------------

MATURITY: The Anniversary on which the younger Insured's Attained Age is 100. If either Insured is living and the Policy is in force on this date, the Cash Surrender Value is payable to You. This date may be extended at Your request and in accordance with the Maturity Date Extension provision in Section 4. It is possible that insurance coverage may not continue to Maturity as described in the Insufficient Value Provision of Section 9, even if Planned Periodic Premiums are paid in a timely manner.

MINIMUM MONTHLY PREMIUM: The Premium amount specified as such in Section 1.

MONTHLY ANNIVERSARY DAY: The same day in each succeeding month as the day of the month corresponding to the Policy Date shown in Section 1.

MONTHLY COST OF INSURANCE: An amount deducted from the Account Value on a monthly basis for the insurance coverage provided by the Policy, as specified in
Section 9.

MONTHLY FACE AMOUNT CHARGE: An amount deducted from the Account Value on a monthly basis for administrative and other expenses shown in Section 1.

MORTALITY AND EXPENSE RISK CHARGE: An amount deducted from the Account Value in the Sub-Accounts for the Mortality and Expense Risk Charge annual rate specified in Section 1. This annual rate is converted to a daily rate, the Daily Risk Charge, and deducted from the the Unit Values of the Sub-Acounts on a daily basis.

NET PREMIUM: A Premium less the Expense Charge Applied to Premium.

OUR PRINCIPAL OFFICE: Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, or such other address as We may hereafter specify to You by written notice.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Policy while either Insured is alive.

PARTIAL SURRENDER: A surrender of a portion of the Account Value in exchange for a payment to the Owner in accordance with the terms of Section 10.

POLICY: This life insurance contract, including the attached copy of the Application and any copies of supplemental applications for increases in the face amount.

POLICY DATE: The date specified as such in Section 1.

POLICY DEBT: The principal amount of any outstanding loan against the Policy, plus accrued but unpaid interest on such loan.

POLICY MONTH: A one-month period commencing on the Policy Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

POLICY PROCEEDS: The amount determined in accordance with the terms of the Policy which is payable at the death of the last Insured to die prior to Maturity. This amount is the Death Benefit as described in Section 8, decreased by the amount of any outstanding Policy Debt, and increased by the amounts payable under any supplemental benefits.

POLICY YEAR: A one-year period commencing on the Policy Date or any Anniversary and ending on the next Anniversary.

PREMIUM: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by the Policy.


SVUL-2000                                               Page 6

--------------------------------------------------------------------------------

PROTECTED PERIOD: The period during which the Policy will not terminate without value as long as it satisfies the minimum premium test described in Section 9. The Protected Period begins on the Policy Date shown in Section 1.

SPECIFIED FACE AMOUNT: The amount of life insurance coverage You request as specified in Section 1.

SUB-ACCOUNTS: Sub-accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You.

UNIT: A unit of measurement that We use to calculate the value of each Sub-Account.

UNIT VALUE: The value of each Unit of assets in a Sub-Account.

UNPAID POLICY CHARGES: The amounts by which the Monthly Face Amount Charges plus the Monthly Costs of Insurance plus the Policy Debt exceed the Account Value during the Grace Period.

VALUATION DATE: Any day on which the New York Stock Exchange, We, and the relevant Fund are open for business. A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

VALUATION PERIOD: The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

VARIABLE ACCOUNT: Sun Life Assurance Company of Canada (U.S.) Variable Account I, a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company (also referred to as "Variable Account I").

WE, OUR AND US: We, Our and Us refer to Sun Life Assurance Company of Canada (U.S.).

YOU, YOUR AND YOURSELF: You, Your and Yourself refer to the Owner of the Policy.


SVUL-2000                                               Page 7

--------------------------------------------------------------------------------

                             4. GENERAL PROVISIONS


ENTIRE CONTRACT
Your entire contract with Us consists of the Policy, including the attached copy of the Application and any copies of supplemental applications for increases in the Specified Face Amount.

ALTERATION
Sales representatives do not have the authority either to alter or to modify the Policy or to waive any of its provisions. The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

MODIFICATION
Upon notice to You, We may modify the Policy if such modification (1) is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts: or (4) adds, deletes or otherwise changes Sub-Account options. We also reserve the right to modify certain provisions of the Policy as stated in those provisions. We may make appropriate amendment to the Policy to reflect any such modification.

ASSIGNMENTS
At any time before Maturity of the Policy and while either Insured is alive, You may assign all or some of Your rights under the Policy. All assignments must be filed at Our Principal Office and must be in written form satisfactory to Us. The assignment will then be effective as of the date You signed the form, subject to any action taken before it was received by Us. We are not responsible for the validity or legal effect of any assignment.

NONPARTICIPATING
The Policy does not pay dividends.

MISSTATEMENT OF AGE OR SEX
If the age or sex of either Insured is stated incorrectly, the amounts payable by Us will be adjusted as follows:

- Misstatement discovered at death: Upon the death of the last Insured to die, the Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance
     Rate for the correct age or sex of each Insured.

- Misstatement discovered prior to death: Upon the death of the last Insured to die, the Account Value will be recalculated from the Policy Date using the Monthly Cost of Insurance Rates based on the correct age or sex of each Insured.

SUICIDE
If the last surviving
Insured, whether sane or insane, commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid, less the amount of any Policy Debt and any Partial Surrenders.

If the last surviving Insured, whether sane or insane, commits suicide within two years after the effective date of an increase in the Specified Face Amount, then Our liability as to that increase will be the cost of insurance for that increase.


SVUL-2000                                               Page 8

--------------------------------------------------------------------------------

INCONTESTABILITY
All statements made in the Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance, increase in Specified Face Amount, increase in Death Benefit over Premium paid, or change in death benefit option of the Policy. No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application. In the absence of fraud, after the Policy has been in force during the lifetime of the Insureds for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9. However, any increase in the Specified Face Amount which is effective after the Issue Date will be incontestable only after such increase has been in force during the lifetime of the Insureds for two years from the Effective Date of Coverage of such increase. Any increase in death benefit over Premium paid or increase in death benefit due to a death benefit option change will be incontestable only after such increase has been in force during the lifetime of the Insureds for two years from the date of the increase.

REPORT TO OWNER
We will send You a report at least once each Policy Year. The report will show current Policy values, Premiums paid, and deductions made since the last report. It will also show the balance of any outstanding Policy loans and accrued interest on such loans. There is no charge for this report.

ILLUSTRATIONS
At your request, after the first Policy Year, we will provide You with illustrations of future Account Values and death benefits. The first illustration in a Policy Year will be provided free of charge. For each additional illustration provided in a Policy Year, we may charge a fee not to exceed $25 per illustration.

MATURITY DATE EXTENSION
The Maturity date of this Policy will be extended beyond the Maturity date shown in Section 1 (the original Maturity date, if You so request in writing prior thereto and this Policy has a Cash Value on the original Maturity date. The new Maturity date will be the one You request.

After the original Maturity date (if You have requested a new Maturity date):

1.   We will not accept any more Premium payments for this Policy.

2. No more deductions for any applicable Monthly Face Amount Charges or for the Monthly Cost of Insurance will be made from the Account Value.

3. The death benefit will be the Account Value on the date of death of the last Insured.

4.   The Reinstatement provision will not apply.

Except as provided in this Maturity Date Extension provision, an extension of the Maturity date does not alter this Policy.


SVUL-2000                                               Page 9

--------------------------------------------------------------------------------

                     5. RIGHTS OF OWNERS AND BENEFICIARIES


RIGHTS OF OWNER
While either Insured is alive, unless You have assigned any of these rights, You may:

-    transfer ownership to a new Owner;

- name a contingent Owner who will automatically become the Owner of the Policy if You die before the last Insured to die;

-    change or revoke a contingent Owner;

-    change or revoke a Beneficiary;

-    exercise all other rights in the Policy;

- increase or decrease the Specified Face Amount, subject to the other provisions of the Policy;

- change the death benefit option, subject to the Changes in the Death Benefit Option provision of Section 8 of the Policy.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation. When You want to change or revoke a prior Beneficiary designation, You have to specify that action. You do not affect a prior Beneficiary designation when You merely transfer ownership, or change or revoke a contingent Owner designation.

PROCEDURE
You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice satisfactory to Us of the requested action. Your request will then, except as otherwise specified, be effective as of the date You signed the form, subject to any action taken before We received it.

RIGHTS OF BENEFICIARY
The Beneficiary has no rights in the Policy until the death of the last Insured to die. If a Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.


SSVUL-1999                                               Page 10

--------------------------------------------------------------------------------

                            6. THE VARIABLE ACCOUNT


The assets of the Variable Account shall be kept separate from Our other assets. We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses. Also, the income, gains and losses, realized or unrealized, from assets allocated to any Sub-Account shall be credited to or charged against that Sub-Account, without regard to other income, gains or losses of Us or of any other Sub-Account. The portion of the assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under the Policy, including the promise to make all benefit payments, are Our general corporate obligations.

At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to the contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

SUB-ACCOUNTS
The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in a different investment portfolio. Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited to or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account. All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate. Deductions and surrenders from the Variable Account will, in effect, be made by redeeming the number of Fund shares at net Unit Value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.

ADDITION, DELETION OR SUBSTITUTION OF SUB-ACCOUNTS
We may decide to add Sub-Accounts at any time. Also, shares of any or all of the portfolios may not always be available for purchase by the Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate. In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for portfolio shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that to the extent necessary these substitutions have been approved by the Securities and Exchange Commission. The investment policies of the Sub-Accounts will not be changed without the approval of the Insurance Commissioner of the State of Delaware. We also reserve the right to eliminate or combine existing Sub-Accounts or transfer assets between Sub-Accounts. In the event of any act pursuant to this provision, We may make appropriate amendment to the Policy to reflect the substitution.

TRANSFERS BETWEEN SUB-ACCOUNTS
Subject to our rules as they may exist from time to time and any limits that may be imposed by the Funds, You may at any time transfer to another Sub-Account all or a portion of the Account Value allocated to a Sub-Account. We will make transfers pursuant to an authorized written or telephone request to Us. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We, Our affiliates and the representative from whom You purchased Your Policy will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify Yourself by name and identify a personal identification number.


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Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Sub-Account's value from which the transfer will be made. If You request a transfer based on a specified percentage of the Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Sub-Account's value at the time the request is received. We reserve the right to limit the number of Sub-Accounts to which you may allocate Your Account Value to not more than 20 Sub-Accounts.

Transfer privileges are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.

We reserve the right to restrict amounts transferred to the Variable Account from the Fixed Account to 20% of that portion of the Account Value attributable to the Fixed Account Value as of the end of the previous Policy Year.

We reserve the right to restrict amounts transferred to the Fixed Account Value from the Variable Account to 20% of that portion of the Account Value attributable to the Variable Account as of the end of the previous Policy Year. We further reserve the right to restrict amounts transferred to the Fixed Account Value from the Variable Account in the event the portion of the Account Value attributable to the Fixed Account Value would exceed 30% of the Account Value.




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                                  7. PREMIUMS


All Premium payments are payable to Us, and should be mailed to Our Principal Office. The Initial Premium is due and payable as of the Issue date of the Policy. Subsequent Premiums may be paid to Us subject to the limitations described below. All Premiums are to be paid to Us at Our Principal Office.

PREMIUM
We reserve the right to limit the number of Premium payments We accept during a year. No Premium payment may be less than $50 without Our consent, although We will accept any Premium payment if it is necessary to keep Your Policy in force. We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received.
Evidence of insurability satisfactory to Us for each Insured may be required before We accept such a Premium.

We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under applicable tax law. If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits, and will refund the remainder to You.

NET PREMIUMS
The Net Premium is the amount paid as the Premium less the Expense Charge Applied to Premium. The Expense Charge Applied to Premium will be determined by Us from time to time based on Our expectations of future expenses and taxes. However, the Expense Charge Applied to Premium will not be greater than the guaranteed maximum shown for this Charge in Section 1.

ALLOCATION OF NET PREMIUM
Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in Section 1. The minimum allocation for any Sub-Account to which You choose to allocate Account Value is 5% of Net Premium, and percentages must be in whole numbers. We reserve the right to limit the number of Sub Accounts to which you may allocate your Account Value to not more than 20 Sub-Accounts. Net Premiums will first be applied to reduce any Unpaid Policy Charges.

Premiums received prior to the end of the Right to Return Policy Period will be credited as shown in Section 1 for allocation of Premiums during the Right to Return Policy Period. Your initial allocation percentages will take effect at the end of the Right to Return Policy Period.

You may change the allocation percentages at any time pursuant to written or telephone request to Our Principal Office. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We, Our affiliates and the representative from whom You purchased Your Policy will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify Yourself by name and identify a personal identification number.

An allocation change will be effective as of the date We receive a timely request for that change.

PLANNED PERIODIC PREMIUMS
While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our limits. We will send You reminder notices for the planned periodic Premium at each billing period as specified in
Section 1 unless reminder notices have been suspended as described below. However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic Premium may not be sufficient to keep the Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of Your Policy. We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.


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                                8. DEATH BENEFIT

DEATH BENEFIT AND DEATH BENEFIT OPTION

The death benefit depends upon the death benefit option in effect at that time. The death benefit option in effect on the Issue Date is specified in Section 1. The two options are:

Option A - Specified Face Amount. The death benefit is the greater of: 1) the Specified Face Amount; or 2) the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option B - Specified Face Amount plus Account Value. The death benefit is the greater of: 1) the Specified Face Amount plus the Account Value; or 2) the Account Value multiplied by the applicable death benefit percentage shown in
Section 1.

The death benefit will be determined based on the Account Value on the date of death of the last Insured to die. The actual Policy Proceeds payable on the date of the death of the last Insured to die. The Policy Proceeds payable on the death of the last Insured to die will be the death benefit described above less any Policy Debt and less any Unpaid Policy Charges. Under certain circumstances the Policy Proceeds may be adjusted (see "Incontestability", "Misstatement of Age or Sex" and "Suicide" in Section 4).

CHANGES IN SPECIFIED FACE AMOUNT
After the end of the first Policy Year, You may request a change in the Specified Face Amount. You must send Your request for a change to Our Principal Office in writing. Each such change will be effective on the Effective Date of Coverage for the change.

DECREASES IN SPECIFIED FACE AMOUNT
The Specified Face Amount may not be decreased to less than the Minimum Specified Face Amount specified in Section 1. A decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1.    first, to the most recent increase;

2.    second, to the next most recent increases, in reverse chronological order;
      and

3.    finally, to the initial Specified Face Amount.

INCREASES IN SPECIFIED FACE AMOUNT
An increase in the Specified Face Amount is subject to Our underwriting rules in effect at the time of the increase. Both Insureds must be living when You request the increase. You may be required to submit evidence of an Insured's insurability satisfactory to Us. We will not accept a request for an increase if the age of either Insured is greater than 80 at the next Anniversary following the request.

CHANGES IN THE DEATH BENEFIT OPTION
After the end of the first Policy Year You may request a change in the death benefit option. Changes in the death benefit option are subject to Our underwriting rules in effect at the time of change. Requests for a change must be made in writing to Us. The effective date of the change will be the Anniversary on or next following the date We receive Your request.

Both Insureds must be living when You request a change to option B.

If the death benefit option change is from option A to option B, the Specified Face Amount will be reduced by the Account Value. The Specified Face Amount after a reduction may not be less than the Minimum Specified Face Amount shown in Section 1. If the death benefit option change is from option B to option A, the Specified Face Amount will be increased by the Account Value. This increase in the Specified Face Amount is not subject to evidence of the Insureds' insurability. In any case, the amount of the death benefit at the time of change will not be altered, but the change in death benefit option will affect the determination of the death benefit from that point on.


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                                9. ACCOUNT VALUE


ACCOUNT VALUE
The Account Value is the sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy plus the amount of the Fixed Account Value. The Account Value varies depending upon the Premiums paid, Expense Charge Applied to Premium, Mortality and Expense Risk Charge deductions, Monthly Face Amount Charges, Monthly Cost of Insurance charges, Partial Surrenders, fees, policy loans and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.

VARIABLE ACCOUNT VALUE
We measure the amounts in the Sub-Accounts in terms of Units and Unit Values. On any given date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account. Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account. Units are redeemed when You make Partial Surrenders, undertake Policy loans or transfer amounts from a Sub-Account, and for the deductions of the Monthly Face Amount Charge, fees and the Monthly Cost of Insurance charge. The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account. The Unit Value for each Sub-Account is established at $10.00 for the first Valuation Date of the Sub-Account. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable written or telephonic request is received at Our Principal Office. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

VARIABLE ACCOUNT VALUE IN THE SUB-ACCOUNTS
The Variable Account Value attributable to each Sub-Account of the Variable Account on the Investment Start Date equals:

1. that portion of Net Premium received and allocated to the Sub-Account, less

2. that portion of the Monthly Face Amount Charges due on the Policy Date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Sub-Account, less

3. that portion of the Monthly Cost of Insurance deductions due from the Policy Date through the Investment Start Date charged to the Sub-Account.


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The Account Value attributable to each Sub-Account of the Variable Account on subsequent Valuation Dates is equal to:

1. the Account Value attributable to the Sub-Account on the preceding Valuation Date multiplied by that Sub-Account's Net Investment Factor, plus

2. that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

3. any amounts transferred by You to the Sub-Account from another Sub-Account or from the Fixed Account Value during the current Valuation Period, less

4. any amounts transferred by You from the Sub-Account to another Sub-Account or to the Fixed Account Value during the current Valuation Period, less

5. that portion of any Partial Surrenders deducted from the Sub-Account during the current Valuation Period, less

6. that portion of any Policy loan transferred from the Sub-Account to the Fixed Account Value during the current Valuation Period, less

7. that portion of any surrender charges associated with a decrease in the Specified Face Amount charged to the Sub-Account during the current Valuation Period, less

8. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Face Amount Charge for the Policy Month just beginning charged to the Sub-Account, less

9. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to the Sub-Account.

NET INVESTMENT FACTOR
The Net Investment Factor for each Sub-Account for any Valuation Period is determined by deducting the Mortality and Expense Risk Charge for each day of the Valuation Period from the quotient of (1) divided by (2) where:

(1) is the net result of:

       (a) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

       (b) the per share amount of any dividend or other distribution declared on Fund shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

       (c) a per share credit or charge with respect to any taxes reserved for by the Company, or paid by the Company if not previously reserved for, during the the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account; and

(2) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period.

The Mortality and Expense Risk Charge for the Valuation Period is the Daily Risk Charge times the number of days in the Valuation Period.

The Net Investment Factor may be greater or less than one.


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MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge will be determined by Us from time to time based on Our expectations of future interest, mortality costs, persistency, expenses and taxes. However, the Mortality and Expense Risk Charge will not be greater than the guaranteed maximum shown for this Charge in Section 1.

FIXED ACCOUNT VALUE
The Fixed Account Value on the Investment Start Date equals:

1. that portion of Net Premium received and allocated to the Fixed Account Value and accrued at interest, less

2. that portion of the Monthly Face Amount due on the Policy Date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Fixed Account Value and accrued at interest, less

3. that portion of the Monthly Cost of Insurance deductions due from the Policy Date through the Investment Start Date charged to the Fixed Account Value and accrued at interest.

The Fixed Account Value on subsequent Valuation Dates is equal to:

1. the Fixed Account Value on the preceding Valuation Date accrued at interest, plus

2. that portion of Net Premium received and allocated to the Fixed Account Value during the current Valuation Period and accrued at interest, plus

3. any amounts transferred by You to the Fixed Account Value from the Variable Account during the current Valuation Period and accrued at interest, less

4. any amounts transferred by You from the Fixed Account Value to the Variable Account during the current Valuation Period and accrued at interest, less

5. that portion of any Partial Surrenders deducted from the Fixed Account Value during the current Valuation Period and accrued at interest, plus

6. any Policy loan transferred from the Variable Account to the Fixed Account Value during the current Valuation Period and accrued at interest, less

7. that portion of any surrender charges associated with a decrease in the Specified Face Amount charged to the Fixed Account Value during the current Valuation Period, less

8. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Face Amount Charge for the Policy Month just beginning charged to the Fixed Account Value and accrued at interest, less

9. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to the Fixed Account Value and accrued at interest.

The guaranteed effective annual interest rate applicable to the Fixed Account Value is specified in Section 1. Interest in excess of the guaranteed rate may be applied in the calculation of the Fixed Account Value at such increased rates and in such manner as we may determine, based on Our expectations of future interest, mortality costs, persistency, expenses and taxes. Interest credited will be computed on a compound interest basis.

MONTHLY FACE AMOUNT CHARGE
The Monthly Face Amount Charge is shown in Section 1. The Monthly Face Amount Charge deduction will be charged proportionately to the amounts in the Sub-Accounts and the amount of the Fixed Account Value in excess of the Policy Debt.


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MONTHLY COST OF INSURANCE
We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage. The Monthly Cost of Insurance deduction will be charged proportionally to the amounts in the Sub-Accounts and of the Fixed Account Value in excess of the Policy Debt.

The Monthly Cost of Insurance equals the sum of (1) and (2) where

(1) is the cost of insurance charges equal to the Monthly Cost of Insurance rate (described below) multiplied by the net amount at risk divided by 1,000; and

(2) is the monthly rider cost (as described in the riders) for any riders which are a part of the Policy.

The net amount at risk equals:

1.   the death benefit divided by 1.00247 ; less

2. the Account Value on the Valuation Date prior to assessing the Monthly Face Amount Charge and the Monthly Cost of Insurance charges.


If there are increases in the Specified Face Amount other than increases caused by changes in the death benefit option, the cost of insurance charges described above are determined separately for the initial Specified Face Amount and each increase in the Specified Face Amount. In calculating the net amount at risk the Account Value will first be allocated to the initial Specified Face Amount and then to each increase in the Specified Face Amount in the order in which the increases were made.

MONTHLY COST OF INSURANCE RATES
The Monthly Cost of Insurance rates (except for any such rate applicable to an increase in the Specified Face Amount) are based on the length of time the Policy has been in force and each Insured's sex, Issue Age, Class and any additional charges for underwriting classification.
The Monthly Cost of Insurance rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance rates will not be greater than those shown in Section 2.

The Monthly Cost of Insurance rates applicable to each increase in the Specified Face Amount are based on the length of time the increase has been in force and each Insured's sex, Issue Age, Class and any additional charges for underwriting classification. The Monthly Cost of Insurance rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance rates will not be greater than the maximum cost of insurance rates provided by Us in Section 2 for each increase.

BASIS OF COMPUTATION
Guaranteed maximum Monthly Cost of Insurance rates are based on the 1980 Commissioner's Standard Ordinary Smoker and Nonsmoker Mortality Table. The guaranteed maximum Monthly Cost of Insurance rates reflect any additional charges for underwriting classification shown in Section 1. We have filed a detailed statement of Our methods for computing Cash Values with the insurance department in the jurisdiction where the Policy was delivered. These values are equal to or exceed the minimum required by law.

INSUFFICIENT VALUE
If on a Valuation Date a Monthly Anniversary Day occurred during the Valuation Period and the Cash Surrender Value is equal to or less than zero, then the Policy will terminate for no value, subject to the Grace Period provision. During the Protected Period shown in Section 1, the Policy will not terminate by reason of insufficient value if the Policy satisfies the minimum premium test as described below. The Protected Period begins on the Policy Date shown in
Section 1.


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MINIMUM PREMIUM TEST
The Policy satisfies the minimum premium test if the Premiums paid less any Partial Surrenders and less any Policy Debt exceed the sum of the Minimum Monthly Premiums which applied to the Policy in each Policy Month from the Policy Date to the Valuation Date on which the test is applied.

The Minimum Monthly Premium applicable to the Policy is shown in Section 1. The Minimum Monthly Premium will be revised as a result of any of the following changes to the Policy:

-    an increase in the Specified Face Amount;

-    an increase in supplemental benefits;

-    when requested by You, the addition of any supplemental benefits.

The revised Minimum Monthly Premium will be effective as of the effective date of the change to the Policy and will remain in effect until again revised by any of the above changes.

GRACE PERIOD
If, on a Valuation Date, the Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep the policy in force. Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record. We will assume that Your last known address is the address shown on the Application (or notice of assignment), unless We receive notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the grace period, then the Policy and all rights to benefits will terminate without value at the end of the 61 day period. The Policy will continue to remain in force during this grace period. Unpaid Policy Charges are any overdue Monthly Cost of Insurance amounts and Mortality and Expense Risk Charges. If the Policy Proceeds become payable during the grace period, then Unpaid Policy Charges will be deducted from the amount payable by Us. Net Premium paid will first reduce any Unpaid Policy Charges and the remainder will be allocated to the Account Value.

SPLITTING UNITS
We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Policy.


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                            10. POLICY BENEFITS

BENEFITS AT DEATH
The Policy Proceeds will be paid as they become due upon the death of the last Insured to die prior to Maturity, in accordance with Section 8. We will make payment when We receive Due Proof of the death of each Insured.

CASH SURRENDER VALUE
You may surrender the Policy for its Cash Surrender Value at any time. The Cash Surrender Value is the Account Value decreased by any surrender charges and by the balance of any Policy Debt. We will determine the Cash Surrender Value at the end of the first Valuation Date after we receive Your written request for surrender.

SURRENDER CHARGES
If this Policy is surrendered for its Cash Surrender Value, a surrender charge will be applied to the initial Specified Face Amount and to each increase in the Specified Face Amount, except that a surrender charge will not be applied to an increase in the Specified Face Amount resulting from a change in the death benefit option. The surrender charge will be calculated separately for the initial Specified Face Amount and each increase in the Specified Face Amount. The surrender charges for the initial Specified Face Amount and each increase in the Specified Face Amount are shown in the current Section 1. We will send You a current table of revised surrender charges resulting from an increase in the Specified Face Amount that affects the surrender charges.

SURRENDER CHARGE ON DECREASE IN SPECIFIED FACE AMOUNT
A surrender charge will be deducted from the Account Value for each decrease in the Specified Face Amount, except for a decrease in the Specified Face Amount resulting from a change of death benefit option or from a Partial Surrender. A surrender charge will be determined for the initial Specified Face Amount and for each increase in the Specified Face Amount. These surrender charges will be applied in the following order:

1.   first, to the most recent increase;

2.   second, to the next most recent increases, in reverse chronological order;
     and

3.   finally, to the initial Specified Face Amount.

The amounts of the surrender charges applied will be equal to the surrender charges shown in the current Section 1, revised for any increases in the Specified Face Amount, for the Policy Year in which the decrease is made multiplied by (a) over (b), where: (a) is the decrease in the initial Specified Face Amount or any subsequent increase in the Specified Face Amount; and (b) is the initial Specified Face Amount or any subsequent increase in the Specified Face Amount immediately prior to the decrease. Future surrender charges for the initial Specified Face Amount and any increase in the Specified Face Amount will be reduced by the surrender charges applied because of the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount. We will send You a current table of revised surrender charges reflecting the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount.

The surrender charge will be deducted from the Account Value. You may allocate the surrender charges applied among the Sub-Accounts and the Fixed Account Value pursuant to written or telephone request to Our Principal Office. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We, our affiliates and the representative from whom You purchased Your Policy will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify Yourself by name and identify a personal identification number. If You do not specify the allocation, then the surrender charge will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy Debt bear to the Account Value in excess of the Policy Debt.


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PARTIAL SURRENDER
You may make a Partial Surrender of the Policy once each Policy Year after the first Policy Year by written request to Us. The amount of any Partial Surrender must be at least $200. During the first ten Policy Years the maximum amount of each Partial Surrender is 20% of the Cash Surrender Value at the end of the first Valuation Date after We receive Your request. After the first ten Policy years, the maximum amount of any Partial Surrender is the Cash Surrender Value. If the Policy's death benefit option is option A, the Specified Face Amount will be decreased by the amount of the Partial Surrender. The decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1.   first, to the most recent increase;

2.   second, to the next most recent increases, in reverse chronological order;

3.   and finally, to the initial Specified Face Amount.

The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the minimum Specified Face Amount shown in Section 1.

We will effect a Partial Surrender at the end of the first Business Day after we receive Your written request for surrender.

ALLOCATION OF PARTIAL SURRENDER
You may allocate the Partial Surrender among the Sub-Accounts of the Variable Account and the Fixed Account Value. If You do not specify the allocation, then the Partial Surrender will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy Debt bear to the Account Value in excess of the Policy Debt.

POLICY LOAN
You may request a Policy loan of up to 90% of the Policy's Cash Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. You may allocate the Policy loan among the Sub-Accounts and the Fixed Account Value. If You do not specify the allocation, then the Policy loan will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy loan bear to the Account Value in excess of the Policy loan. Loan amounts allocated to the Sub-Accounts will be transferred to the Fixed Account Value. If on a Valuation Date the Policy Debt exceeds the Cash Value, the Policy will terminated for no value, subject to the Grace Period provision as described in the Insufficient Value provision in Section 9.

Interest on the Policy Debt will accrue daily at the Policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary. Any unpaid interest will be added to the principal amount of the Policy loan.

All funds We receive from You will be credited to Your Policy as Premium unless We have received written notice, in form satisfactory to Us, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time.


SVUL-2000                                               Page 21
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DEFERRAL OF PAYMENT
We will usually pay any amount due within seven days after the Valuation Date following Our receipt of written notice in a form satisfactory to us giving rise to such payment or, in the case of death of the last Insured to die. Due Proof of the death of each Insured. Payment of any amount payable from the Variable Account on death, surrender, Partial Surrender, or Policy loan may be postponed whenever:

- the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,

- the Securities and Exchange Commission, by order, permits postponement for the protection of Policy Owners, or

- an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan or Partial Surrender payable from the Fixed Account Value for a period not exceeding six months from the date We receive Your request.

TERMINATION
The Policy terminates on the earlier of the date We receive Your request to surrender it for the Cash Surrender Value, the expiration date of the grace period due to insufficient value, the date of death of the last Insured to die, or the date of Maturity.

REINSTATEMENT
The Policy may be reinstated prior to the Maturity Date, provided the Policy has not been surrendered for the Cash Surrender Value, and provided that:

- You make Your reinstatement request within five years from the Policy termination date;

- If both Insureds are living at the time We receive Your request for reinstatement, You will be required to provide evidence of insurability, satisfactory to Us, with respect to each Insured;

- If an Insured died before this Policy terminated, You will be required to provide evidence of insurability, satisfactory to Us, for the surviving Insured; and

-    You pay an amount sufficient to put the Policy in force.

If an Insured dies after the Policy terminates for insufficient value, You will not be able to reinstate it.

An amount sufficient to put the Policy in force is not less than:

-    the Unpaid Policy Charges on the Policy Termination Date; plus

- any excess of the Policy Debt over the Cash Value on the Policy Termination Date; plus

- three times the Monthly Cost of Insurance charges applicable at the date of reinstatement; plus

-    three times the Monthly Face Amount Charge.

During the Protected Period shown in Section 1 an amount is sufficient to put the Policy in force if it meets the minimum premium test.


SVUL-2000                                               Page 22
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The Specified Face Amount of the reinstated Policy cannot exceed the Specified
Face Amount at the time of termination. The Account Value on the Policy reinstatement date will reflect:

1.   the Account Value at the time of termination; plus

2.   Net Premium attributable to the amount paid to reinstate the Policy; less

3. the Monthly Face Amount Charge; less the Monthly Cost of Insurance charge applicable on the date of reinstatement; less

4.   any Unpaid Policy Charges at the time of termination.

The effective date of reinstatement will be the Monthly Anniversary Day that falls on or next follows the date We approve Your request

Any Policy Debt at the time of termination must be repaid upon the reinstatement of the Policy or carried over to the reinstated Policy.

If the Policy was subject to surrender charges when it lapsed, the reinstated Policy will be subject to surrender charges as if the Policy had not terminated.

The Incontestability provision of the Policy will apply to the Policy after reinstatement as regards statements made in the application for reinstatement. The Suicide provision of the Policy will apply to the Policy after reinstatement. In those provisions in the reinstated Policy, "Issue Date" means the effective date of reinstatement.




SVUL-2000                                               Page 23

                                            EXECUTIVE OFFICE:
                                            One Sun Life Executive Park
                                            Wellesley Hills, Massachusetts 02481
                                            800-700-6554
 [LOGO] SUN LIFE ASSURANCE
        COMPANY OF CANADA (U.S.)            HOME OFFICE:
                                            Wilmington, Delaware

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LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AS DESCRIBED IN SECTION 8.

THE ACCOUNT VALUE IN EACH SUB-ACCOUNT OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SUB-ACCOUNT OF THE VARIABLE ACCOUNT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS IN THE SUB-ACCOUNTS OF THE VARIABLE ACCOUNT.

UPON RECEIPT OF DUE PROOF, THE POLICY PROCEEDS ARE PAYABLE AT THE DEATH OF THE LAST INSURED TO DIE PRIOR TO MATURITY AND WHILE THE POLICY IS IN FORCE. THE CASH SURRENDER VALUE, IF ANY, IS PAYABLE ON MATURITY.

THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.

FLEXIBLE PREMIUMS ARE PAYABLE WHILE EITHER INSURED IS ALIVE PRIOR TO MATURITY.


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                                                        SLPC XXXX


SVUL-2000